Exhibit 99.1

DIRTT Announces Director Resignation

CALGARY, Alberta, March 16, 2020 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, announces that director Ronald W. Kaplan resigned from the Board of Directors, effective March 14, 2020.

On behalf of DIRTT’s Board of Directors, Board Chair Steve Parry commented, “We thank Ron for his tremendous leadership and contributions to DIRTT over the past two years. Ron joined the Board in April 2018, participated in the recruitment of CEO Kevin O’Meara in September 2018, and provided key oversight into the design and approval of DIRTT’s long-term strategic plan, unveiled in November 2019. The Board remains committed to the comprehensive plan management is implementing and, as stated on February 25, 2020, we are confident that it is the right plan with the right management team to deliver on DIRTT’s significant potential within the interior construction market.”

ABOUT DIRTT

DIRTT is a building process powered by technology. The company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 sales partners globally. For more information visit dirtt.com/investors.

FOR FURTHER INFORMATION, PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com